News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal First Quarter 2019 Results; Reaffirms Fiscal Year 2019 Outlook

First Quarter 2019 Highlights

•	Net sales increased 12% to $915 million
•	Income from operations increased 11% to $153 million; Adjusted Income from Operations(1) increased 9% to $153 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 11% to $213 million
•	Diluted EPS increased to $0.73 from $0.56; and includes $0.10 benefit from a lower tax rate as a result of U.S. tax reform
•	Adjusted Diluted EPS(1) increased to $0.73 from $0.57; and includes $0.10 benefit from a lower tax rate as a result of U.S. tax reform
•	Reaffirms FY 2019 outlook

EAGLE, ID (October 2, 2018) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal first quarter 2019 results.

“We’re pleased with our solid results in the first quarter, with each of our core business segments driving sales growth and expanding product contribution margins,” said Tom Werner, President and CEO. “Our results continue to reflect the strong execution by our commercial, supply chain and support teams, as well as our ongoing commitment to invest in our production capacity, operating, sales and product innovation capabilities to support our customers’ growth, improve operating efficiency and execute on our strategies over the long term.”

“For the remainder of fiscal 2019, we continue to anticipate the operating environment in North America will remain generally favorable, with solid demand for frozen potato products and tight manufacturing capacity. However, we expect that our European joint venture, Lamb Weston/Meijer, will face challenges arising from a poor potato crop. Although it’s too early to determine the full impact of these challenges, we believe that Lamb Weston/Meijer’s pricing and cost reduction actions, along with opportunities in our North American and export businesses, enable us to remain on track to deliver on our fiscal 2019 targets.”

Summary of First Quarter FY 2019 Results
($ in millions, except per share)

		Year-Over-Year
	Q1 2019	Growth Rates
Net sales	$914.9	12%
Income from operations	$152.6	11%
Net income attributable to Lamb Weston	$107.8	29%
Diluted EPS	$0.73	30%

Adjusted EBITDA including unconsolidated joint ventures(1)	$212.9	11%
Adjusted Diluted EPS(1)	$0.73	28%

Q1 2019 Commentary

Net sales were $914.9 million, up 12 percent versus the year-ago period. Price/mix increased 8 percent due to pricing actions and favorable product and customer mix. Volume increased 4 percent, driven by growth in the Company’s Global and Retail segments.

Income from operations rose 11 percent to $152.6 million from the prior year period, which included $2.2 million of pre-tax costs related to the Company’s separation from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) on November 9, 2016.

Excluding this comparability item, income from operations grew $12.8 million, or 9 percent, driven by higher sales and gross profit. Gross profit increased $34.3 million due to favorable price/mix, volume growth, and supply chain efficiency savings. This increase was partially offset by transportation, warehousing, input and manufacturing cost inflation, and higher depreciation expense primarily associated with the Company’s french fry production line in Richland, Washington, which started operating in the second quarter of fiscal 2018. In addition, gross profit included a $5.6 million loss related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current quarter, compared with a $3.2 million gain in the prior year period.

The rise in gross profit was partially offset by a $21.5 million increase in selling, general and administrative expenses (“SG&A”), excluding comparability items. The increase includes approximately $7 million of unfavorable foreign exchange, a $5 million increase in incentive compensation expense, primarily reflecting an increase in stock price and absolute shares outstanding, and a $3 million increase in advertising and promotional support. The remainder of the increase was largely driven by higher expenses related to information technology services and infrastructure, as well as investments in the Company’s sales, marketing and operating capabilities.

Adjusted EBITDA including unconsolidated joint ventures(1) was $212.9 million, up 11 percent versus the prior year quarter, primarily due to growth in income from operations.

Diluted EPS increased $0.17, or 30 percent, to $0.73, while Adjusted Diluted EPS(1) increased $0.16, or 28 percent, to $0.73. A lower U.S. corporate tax rate related to the U.S. Tax Cuts and Jobs Act (the “Tax Act”) increased Diluted EPS $0.10. The remaining increase reflects growth in income from operations.

The Company’s effective tax rate(2) was 23.5 percent in the first quarter of fiscal 2019, versus 33.3 percent in the prior year period. The lower rate in the first quarter of fiscal 2019 is attributable to the effects of the Tax Act enacted in December 2017.

Q1 2019 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q1 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$466.8	13%	8%	5%
Segment product contribution margin(1)	$94.5	27%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased to $466.8 million, up 13 percent compared to the prior year period. Price/mix increased 8 percent, reflecting the carryover impact of pricing actions taken in the prior year as well as improvement in customer and product mix. Volume increased 5 percent, driven by the benefit of limited time product offerings and growth in sales to strategic customers in the U.S. and key international markets.

Global segment product contribution margin(1) increased to $94.5 million, up 27 percent compared to the prior year period. Favorable price/mix and volume growth drove the increase, which was partially offset by transportation, warehousing, input and manufacturing cost inflation, as well as higher depreciation expense primarily associated with the Richland production line.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q1 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$297.8	7%	7%	0%
Segment product contribution margin(1)	$102.0	12%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased to $297.8 million, up 7 percent compared to the prior year period. Price/mix increased 7 percent, reflecting carryover impact of pricing actions taken in the prior year as well as improvement in customer and product mix. Volume declined nominally as growth in sales of higher-margin Lamb Weston-branded and operator-labeled products largely offset the loss of some lower-margin, distributor-label product volumes.

Foodservice segment product contribution margin(1) increased to $102.0 million, up 12 percent compared to the prior year period, driven by favorable price/mix, partially offset by transportation, warehousing, input and manufacturing cost inflation, as well as higher depreciation expense primarily associated with the Richland production line.

Retail

Retail Segment Summary

		Year-Over-Year
	Q1 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$116.2	26%	13%	13%
Segment product contribution margin(1)	$22.7	38%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased to $116.2 million, up 26 percent compared to the prior year period. Price/mix increased 13 percent, due to higher prices across the private label and branded portfolios, as well as improved mix. Volume increased 13 percent, primarily driven by distribution gains of Grown in Idaho and other branded products.

Retail segment product contribution margin(1) increased to $22.7 million, up 38 percent compared to the prior year period, due to higher price/mix, volume and lower trade expense. The increase was partially offset by increased advertising and promotional support, as well as transportation, warehousing, input and manufacturing cost inflation.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in the U.S. and Europe were $19.9 million and $20.0 million for the first quarter of fiscal 2019 and 2018, respectively. These amounts included a $0.7 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $3.8 million gain in the prior year quarter. Excluding these adjustments, earnings from equity method investments increased $3.0 million compared to the prior year period, reflecting solid operating results in Europe, largely driven by lower production costs and volume growth, partially offset by lower price/mix.

Outlook

The Company provides earnings guidance on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict certain elements that are included in reported GAAP results, including the impact of U.S. tax reform and other items impacting comparability.

FY 2019 Outlook Summary

Net sales growth rate	Mid-Single Digit Range

Adjusted EBITDA including unconsolidated joint ventures(1)	$860 million-$870 million

Interest expense	Approximately $110 million

Effective tax rate(2) excluding comparability items	Approximately 24%

Cash used for capital expenditures	Approximately $360 million

For fiscal 2019, the Company continues to expect:

•

Net sales to grow mid-single digits, with price/mix higher in the first half of fiscal 2019 versus the second half of the year, reflecting the carryover impact of customer contract pricing structures that took effect beginning in the second half of fiscal 2018.

•

Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $860 million to $870 million. The Company continues to expect the rate of gross profit dollar growth to be at least in line with net sales growth. The Company also continues to expect to incur significantly higher SG&A as it invests to upgrade its information systems and enterprise resource planning infrastructure, as well as sales, marketing, innovation, operations and other functional capabilities, designed to drive operating efficiencies and support future growth. In addition, this range includes the impact of the Company exercising its contractual right to purchase the remaining 50.01% equity interest in its joint venture, Lamb Weston BSW, LLC, that it currently does not own (the “call option”). The Company has provided notice to exercise the call option, and expects to consummate the transaction as soon as practicable.

In addition, the Company continues to expect:

•	Total interest expense to be approximately $110 million.

•	An effective tax rate(2) of approximately 24 percent.

•

Cash used for capital expenditures of approximately $360 million, excluding acquisitions, of which approximately $200 million is related to completing the construction of the Company’s 300 million pound french fry production line in Hermiston, Oregon, which is expected to be operational in May 2019.

•	Total depreciation and amortization expense of approximately $150 million.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Diluted EPS and segment product contribution margin are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information. See also “Outlook” in this press release for a discussion of earnings guidance provided on a non-GAAP basis.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter 2019 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (800) 289-0438, and using the event confirmation code of 2196129. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expand,” “execute,” “believe,” “continue,” “deliver,” “expect,” “drive,” “support,” “grow,” “will,” “invest,” “anticipate,” “target,” “improve,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, taxes, and business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it and its joint ventures operate; political and economic conditions of the countries in which it and its joint ventures conduct business and other factors related to its international operations; disruption of its access to export mechanisms; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and segment product contribution margin, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, cash flow from operations, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provide investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended (1)
	August 26,	August 27,
	2018	2017
Net sales	$914.9	$817.5
Cost of sales	684.3	621.2
Gross profit	230.6	196.3
Selling, general and administrative expenses (2)	78.0	58.7
Income from operations	152.6	137.6
Interest expense, net	26.8	25.2
Income before income taxes and equity method earnings	125.8	112.4
Income tax expense	34.3	44.1
Equity method investment earnings	19.9	20.0
Net income	111.4	88.3
Less: Income attributable to noncontrolling interests	3.6	4.9
Net income attributable to Lamb Weston Holdings, Inc.	$107.8	$83.4
Earnings per share
Basic	$0.73	$0.56
Diluted	$0.73	$0.56
Dividends declared per common share	$0.19125	$0.1875

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$107.8	$83.4
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated	0.9	0.8
Net income available to Lamb Weston common stockholders	$106.9	$82.6
Diluted weighted average common shares outstanding	147.2	146.8
Diluted earnings per share	$0.73	$0.56

(1)

On May 28, 2018, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (new revenue standard), using the modified retrospective method. The Company recognized a $13.7 million cumulative effect of initially applying the new revenue standard as an adjustment to opening retained earnings. The new revenue standard did not have a significant impact on the Company’s results of operations. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. See Note 2, Revenue from Contracts with Customers, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 first quarter Form 10-Q, for more information.

(2)

The thirteen weeks ended August 27, 2017 includes $2.2 million of expenses related to the Company’s separation from Conagra Brands, Inc. These expenses related primarily to professional fees and other employee-related costs.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	August 26,	May 27,
	2018 (1)	2018
ASSETS
Current assets:
Cash and cash equivalents	$150.5	$55.6
Receivables, less allowance for doubtful accounts of $0.6 and $0.6	331.1	225.9
Inventories	447.7	549.7
Prepaid expenses and other current assets	55.5	99.2
Total current assets	984.8	930.4
Property, plant and equipment, net	1,467.9	1,420.8
Goodwill	133.3	135.1
Intangible assets, net	34.8	35.4
Equity method investments	221.7	219.8
Other assets	11.8	11.1
Total assets	$2,854.3	$2,752.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$8.8	$9.6
Current portion of long-term debt and financing obligations	38.7	38.7
Accounts payable	270.2	254.4
Accrued liabilities	200.6	216.0
Total current liabilities	518.3	518.7
Long-term liabilities:
Long-term debt, excluding current portion	2,329.5	2,336.7
Deferred income taxes	109.9	92.1
Other noncurrent liabilities	84.8	84.3
Total long-term liabilities	2,524.2	2,513.1
Commitments and contingencies
Redeemable noncontrolling interest	57.2	55.6
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,565,333 and 146,395,866 shares issued	146.6	146.4
Additional distributed capital	(896.4)	(900.4)
Retained earnings	519.7	426.4
Accumulated other comprehensive loss	(8.5)	(4.3)
Treasury stock, at cost, 117,577 and 63,534 common shares	(6.8)	(2.9)
Total stockholders' deficit	(245.4)	(334.8)
Total liabilities and stockholders’ equity	$2,854.3	$2,752.6

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 26,	August 27,
	2018	2017
Cash flows from operating activities
Net income	$111.4	$88.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	38.6	31.0
Stock-settled, stock-based compensation expense	4.2	2.6
Earnings of joint ventures in excess of distributions	(3.2)	(7.1)
Deferred income taxes	13.9	11.5
Pension expense, net of contributions	1.9	2.0
Other	1.2	(8.9)
Changes in operating assets and liabilities:
Receivables	(18.6)	(28.5)
Inventories	33.2	30.7
Income taxes payable/receivable, net	9.5	3.4
Prepaid expenses and other current assets	41.1	26.8
Accounts payable	17.1	12.9
Accrued liabilities	(22.4)	(21.2)
Net cash provided by operating activities	$227.9	$143.5
Cash flows from investing activities
Additions to property, plant and equipment	(87.0)	(104.4)
Other	0.2	—
Net cash used for investing activities	$(86.8)	$(104.4)
Cash flows from financing activities
Proceeds (repayments) of short-term borrowings, net	(1.0)	10.2
Debt repayments	(10.9)	(9.9)
Dividends paid	(28.0)	(27.4)
Cash distributions paid to noncontrolling interest	(2.9)	(2.3)
Other	(3.1)	(1.1)
Net cash used for financing activities	$(45.9)	$(30.5)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	4.1
Net increase in cash and cash equivalents	94.9	12.7
Cash and cash equivalents, beginning of the period	55.6	57.1
Cash and cash equivalents, end of period	$150.5	$69.8

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	August 26,	August 27,	Year Growth
	2018	2017	Rates	Price/Mix	Volume
Segment sales
Global	$466.8	$413.9	13%	8%	5%
Foodservice	297.8	279.4	7%	7%	0%
Retail	116.2	92.0	26%	13%	13%
Other	34.1	32.2	6%	12%	(6%)
	$914.9	$817.5	12%	8%	4%

Segment product contribution margin (1)
Global	$94.5	$74.4	27%
Foodservice	102.0	90.8	12%
Retail	22.7	16.5	38%
Other	5.0	11.2	NM
	224.2	192.9	16%
Other selling, general, and administrative expenses (2)	71.6	55.3	29%
Income from operations	$152.6	$137.6	11%

Items impacting comparability (2)
Expenses related to the Separation	$—	$2.2

Adjusted income from operations (3)	$152.6	$139.8	9%

(1)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(2)

The thirteen weeks ended August 27, 2017 includes $2.2 million of expenses related to the Company’s separation from Conagra Brands, Inc. These expenses related primarily to professional fees and other employee-related costs.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per-share amounts)

There were no items impacting comparability during the thirteen weeks ended August 26, 2018.

	Thirteen Weeks Ended August 27, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$137.6	$25.2	$44.1	$20.0	$88.3	$4.9	$83.4	$0.56
Items impacting comparability (1) (2):
Expenses related to the Separation	2.2	—	0.8	—	1.4	—	1.4	0.01
Total items impacting comparability	2.2	—	0.8	—	1.4	—	1.4	0.01
Adjusted (3)	$139.8	$25.2	$44.9	$20.0	$89.7	$4.9	$84.8	$0.57

(1)	See footnote (2) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

Adjusted income from operations, income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended
	August 26,	August 27,
	2018	2017
Net income attributable to Lamb Weston Holdings, Inc.	$107.8	$83.4
Income attributable to noncontrolling interests	3.6	4.9
Equity method investment earnings	(19.9)	(20.0)
Interest expense, net	26.8	25.2
Income tax expense	34.3	44.1
Income from operations	152.6	137.6
Depreciation and amortization	37.4	29.8
Items impacting comparability (1)
Expenses related to the Separation	—	2.2
Adjusted EBITDA (2) (3)	190.0	169.6

Unconsolidated Joint Ventures (4)
Equity method investment earnings	19.9	20.0
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	7.5	7.7
Add: EBITDA from unconsolidated joint ventures	27.4	27.7

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	(3.6)	(4.9)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	(0.9)	(1.0)
Subtract: EBITDA from consolidated joint ventures	(4.5)	(5.9)

Adjusted EBITDA including unconsolidated joint ventures (2)	$212.9	$191.4

(1)	See footnote (2) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in three potato processing joint ventures, including 49.99% of Lamb Weston BSW, LLC and 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f. Lamb Weston consolidates the financial statements of Lamb Weston BSW, LLC and accounts for its ownership in the other joint ventures under the equity method of accounting.